SORL AUTO PARTS REPORTS 36% REVENUE AND 40% NET INCOME

GROWTH FOR 2007 YEAR

- 2007 Annual Revenues Exceeded US$100 Million for the First Time -

- SORL’s 2007 OEM Sales Increase of 52% Outpaces -

- Overall Heavy and Medium Truck Output of 43.3% -

Fourth Quarter Financial Highlights

Revenue increased 34.8% year-over-year to US$32.5 million

Gross profit margin increased to 25.6% compared with 22.8% a year ago

Net income rose 23.6% year-over-year to US$2.4 million; diluted EPS were US$0.13.

Year 2007 Financial Highlights

Revenue increased 36.4% year-over-year to US$115.8 million,

Net income increased 39.6% year-over-year to US$10.7 million,

China domestic OEM revenue climbed 52% year-over-year to US$41.2 million,

China domestic aftermarket revenue rose 30.1% year-over-year to US$31.1 million,

Export revenue increased 28.1% year-over-year to US$43.4 million

Net income increased 39.6% year-over-year to US$10.7 million; diluted EPS increased to US$0.59.

ZHEJIANG, CHINA - March 26, 2008 -- SORL Auto Parts, Inc. (NASDAQ: SORL), a leading manufacturer and distributor of commercial vehicle air brake valves as well as other auto parts in China, today reported its financial results for the 2007 fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007

Revenue for the fourth quarter of 2007 was US$32.5 million, a 34.8% increase as compared to US$24.1 million for the same period in 2006. Revenues from China’s domestic OEM market, China’s domestic aftermarket and international markets for the fourth quarter of 2007 were US$11.1million, US$10.1 million and US$11.3 million, respectively.

Gross profit for the fourth quarter of 2007 was US$8.3 million, a 52.4% increase as compared to US$5.5 million for the same period in 2006. The gross profit margin reached 25.6% compared with 22.8% in the same quarter last year.

Income from operations for the fourth quarter of 2007 was US$2.8 million, an increase of 13.8% as compared to US$2.4 million in the same quarter in 2006 despite higher operating expenses including much higher spending on research and development.

Net income for the fourth quarter of 2007 was US$2.4 million, or US$0.13 earnings per diluted share, as compared to net income of US$1.9 million, or US$0.13 earnings per diluted share in the same quarter last year. The difference between the increase in net income and EPS was due to the issuance of 4.9 million new common shares during a secondary public offering completed in December 2006, which weighted the average diluted shares more heavily in the fourth quarter of 2007.

2007 Year Results

Revenue for the 2007 year was US$115.8 million, a 36.4% increase as compared to US$84.9 million for the 2006 year. OEM revenue for the 2007 year was US$41.2 million, a 52.0% increase as compared to US$27.1 million for 2006. Aftermarket revenue in the 2007 year was US$31.1 million, an increase of 30.1% as compared to US$23.9 million for the year ago period. Export revenue was US$43.4 million in the 2007 year, an increase of 28.1% as compared to US$33.9 million in 2006. The Chinese OEM market, the Chinese aftermarket, and international customers, accounted for approximately 35.6%, 26.9% and 37.5%, respectively of annual sales for 2007.

Xiaoping Zhang, SORL Auto Parts’ CEO and Chairman, said, “We are very excited to close a strong 2007 as we demonstrated a robust 36.4% growth in revenue and a faster 40% growth in net income. With the continuous infrastructure build-out in China and higher exports to emerging markets, the Chinese heavy truck sector posted a record- breaking year in growth. As the usage of heavy trucks and special trucks reached a new high, our aftermarket replacement department experienced corresponding solid growth. On the export side, we have expanded market coverage from 72 countries and regions in 2006 to 81 in 2007. Since we began selling our products to a major truck manufacturer in India, we have attracted greater recognition from other international OEMs in some emerging markets."

According to China Association of Automobile Manufacturers, the unit production of the Chinese heavy duty vehicle and medium vehicle sectors including completed trucks, chassis and semi-trailers, grew over 43.3% in 2007 as compared to 2006. Company sales in the OEM market increased by US$14.1 million or 52.0% for the fiscal year ended December 31, 2007.

Gross profit for the 2007 year was US$27.0 million, an increase of 40.1% as compared to US$19.3 million for the 2006 year. Gross margin increased to 23.3% as compared to 22.7% in 2006. The Company is employing a systematic lean manufacturing system with cost control measures to continuously improve manufacturing cycle times, reduce production waste and lower unit costs. These actions were successful as the gross profit margin was higher during the year.

Income from operations for 2007 was US$12.0 million, an increase of 21.8% as compared to US$9.9 million for 2006. Research and development expenses rose by over US$1 million reflecting a greater number of engineers and accelerated activities to develop new, innovative products. There was a bad debt provision of US$33,848 recorded for the 2007 year, which represented an increase of US$945,000 from the reversed bad debt provision of US$911,000 in 2006. Transportation and packaging costs increased by US$1.7 million due to more products shipped and higher shipping expenses as fuel prices rose. As a larger company, SORL experienced greater associated costs including increased personnel costs, higher depreciation, larger office and supply expenses, and more advertising expenses. By selling a greater number of units in 2007, service expenses were correspondingly higher.

Net income for 2007 was US$10.7 million, an increase of 39.6% as compared to net income of US$7.7 million for the 2006 year. Fully diluted earnings per share for 2007 were US$0.59, an increase over the US$0.56 earnings per share for 2006. The difference between the increase in net income and EPS was due to the issuance of 4.9 million new common shares during a secondary public offering in December 2006, which weighted the average diluted shares more heavily at the end of 2007.

Cash and cash equivalents totaled over US$4.3 million with a current ratio of 4.3 to 1. Total working capital as of December 31, 2007 was US$44.7 million, as compared to US$47.2 million at the end of 2006. Net cash from operating activities was US$8.9 million for the year ended December 31, 2007. Total shareholders’ equity as of December 31, 2007 increased to US$72.4 million as compared to US$57.4 million as of December 31, 2006. During 2007, capital expenditures were approximately US$19.4 million mainly for the acquisition of plant, land use rights and new equipment to support the growth of the business to meet the increasing needs of our customers.

Chief Financial Officer Zongyun Zhou said, “As we increased our capital expenditures and our fixed assets, our non-cash depreciation and amortization also increased accordingly. On the R&D side, we invested US$860,000 in new models and designs to bring higher margin products to the marketplace. We also added 15 new sales and marketing personnel during 2007 to enhance our market penetration in China and abroad. The last quarter is typically a strong sales season, but we also experienced higher transportation costs and packaging costs. This year’s higher fuel prices increased our transportation costs.”

2008 Outlook

Xiaoping Zhang, SORL Auto Parts’ CEO and Chairman, further commented, “We are looking at another solid year in 2008 for our business. The effects of the recent disastrous snowstorms in central and southern China demonstrated that the country still needs to develop a satisfactory infrastructure to meet the requirements for large-scale transportation. China certainly needs to expand and improve the transportation system where truck and buses are key solutions, particularly during severe weather and holiday seasons. The transportation needs of the coal producers in mining provinces to fuel the mounting demands from the many power plants in China, and the over-crowded train and bus stations during the holiday seasons, highlight just two of China’s critical transportation problems requiring heavy-duty vehicles, which we equip. In the coastal provinces, the Chinese government is investing greater resources to revamp the mass transportation systems to improve the living conditions of the growing number of urban residents and to prepare for the Olympics. The municipal bus market is positioned to benefit from this increased investment and possesses the potential for continued strong growth. SORL is well positioned to address the braking needs of the growing bus and truck markets in China.”

“After a strong export performance in 2007, the growth momentum is likely to continue for Chinese commercial vehicle producers in 2008. Many emerging markets favor the competitive pricing, quality and durability of Chinese trucks and buses. As we are already a key supplier to Chinese truck and bus OEMs, we are strategically aligning our aftermarket distribution channels in these export markets to take advantage of the growing number of Chinese vehicles being sold there,” Mr. Zhang added.

According to China Association of Automobile Manufacturers, China exported over 535,000 commercial vehicles in 2007, reflecting a robust 72% growth over the prior year.

2007 Achievements

In March 2007, SORL announced that it entered into a new sales agreement with India’s largest commercial vehicle manufacturer, TATA Motors, to supply air brake valves and related products. In addition, SORL also announced that the Company opened a sales center in India to focus on OEMs and the aftermarket in the Indian market.

In October 2007, SORL announced the purchase of land rights, a manufacturing plant and an office building with a total floor area of 66,177.91 square meters, or 712,333 square feet, from Ruili Group Co. Ltd., for US$20 million. The appraisal of the assets was conducted by the leading independent appraiser, DTZ Debenham Tie Leung Ltd., and total asset value was appraised at US$20.3 million. As a result of this transaction, the acquired capacity expansion is expected to meet the Company's growth demands for the next 2 to 3 years. In addition, SORL purchased approximately US$7 million of advanced equipment to both add capacity and efficiency to its production capabilities.

In October 2007, SORL was also designated as the exclusive air brake parts supplier for the estimated 2,400 new municipal buses the City of Tianjin is purchasing. These new buses are being acquired to both help solve the transport needs of the city's residents and to accommodate the expected larger transportation demands of the nearby Beijing 2008 Olympics. Additionally, the city of Beijing, has also chosen SORL as a designated air brake parts supplier for its municipal bus fleet. Nationally, it is estimated China had over 341,000 municipal buses. Due to their almost nonstop operation, municipal buses require frequent maintenance and the replacement of their brake systems.

In October 2007, SORL announced that it has entered into a technology development agreement with China’s second largest heavy-truck maker, Baotou North- Benz Heavy Duty Truck Co. Ltd. With this new agreement, SORL became a major long-term supplier of air brake products to North-Benz.

Conference Call

SORL's management team will host a conference call at 8:00 AM Eastern Time today (or 8:00 PM Beijing time). The dial-in by telephone details for the live conference call:

U.S. Toll Free Number +1-877-407-8035

International dial-in number +1-201-689-8035

A live web cast and replay of the conference call will be available at: http://www.sorl.cn

or

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30339&c=SORL&mediakey=B9CBB75E70FE0264565F0420D8DC9242&e=0

The web cast replay will be available through April 27, 2008. A telephone replay of the call will be available after the conclusion of the conference call through 11:59PM on April 26, 2008. The dial-in details for the replay: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account “286” and Conference ID “279172” to access the replay.

About SORL Auto Parts, Inc.

As China's leading manufacturer and distributor of automotive air brake valves, SORL Auto Parts, Inc. ranks first in market share in the segment for commercial vehicles weighing more than three tons, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL ranks among the top 100 auto component suppliers in China, with a product range that includes 40 types of air brake valves and over 1000 different specifications. The Company has four authorized international sales centers in Australia, United Arab Emirates, India, and the United States, with additional offices slated to open in other locations in the near future. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

Statements made in this press release that are not historical fact are ''forward-looking statements," which are based on current expectations that include a number of risks and uncertainties. Additional factors that could potentially affect the Company's financial results may be found on the Company's filings with the Securities and Exchange Commission (http://www.sec.gov).

For more information, please contact:

Richard Cai	Kevin Theiss
SORL Auto Parts, Inc.	The Global Consulting Group
Tel: +86-577-6581-7720	Tel: +1-646-284-9409
Email: richardcai@sorl.com.cn	Email: ktheiss@hfgcg.com

(TABLES TO FOLLOW)

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2007 and 2006

		December 31, 2007		December 31, 2006
		(Audited)		(Audited)
Assets
Current Assets
Cash and Cash Equivalents	US$	4,340,211	US$	11,137,501
Accounts Receivable, Net of Provision		30,586,239		26,750,778
Notes Receivable		9,410,385		3,494,327
Inventory		8,220,373		4,528,856
Prepayments, including $0 and $2,309,073 from related parties at December 31, 2007 and December 31, 2006, respectively.		1,336,212		5,532,802
Other current assets, including $1,761,007 and $903,304 from related parties at December 31, 2007 and December 31, 2006, respectively.		4,275,294		2,925,558
Total Current Assets		58,168,714		54,369,822
Fixed Assets
Property, Plant and Equipment		27,889,182		20,418,557
Less: Accumulated Depreciation		(6,094,229)		(4,106,901)
Property, Plant and Equipment, Net		21,794,953		16,311,656

Land Use Rights, Net		13,889,705		—

Other Assets
Deferred compensation cost-stock options		69,571		129,207
Intangible Assets		76,150		45,779
Less: Accumulated Amortization		(25,116)		(17,655)
Intangible Assets, Net		51,034		28,124
Other Non-current Assets		—		41,299
Total Other Assets		120,605		198,630
Total Assets	US$	93,973,977	US$	70,880,108

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable and Notes Payable, including $97,503 and $0 due to related parties at December 31, 2007 and December 31, 2006, respectively.	US$	5,305,172	US$	4,620,692
Deposit Received from Customers		2,079,946		508,268
Short term bank loans		3,370,328		—
Income tax payable		373,769		358,367
Accrued Expenses		1,859,938		1,232,845
Other Current Liabilities		463,563		454,430
Total Current Liabilities		13,452,716		7,174,602
Minority Interest		8,024,152		6,336,557
Shareholders' Equity
Common Stock - $0.002 Par Value; 50,000,000 authorized,
18,279,254 and 18,275,126 issued and outstanding as of
December 31, 2007 and December 31, 2006 respectively		36,558		36,550
Additional Paid In Capital		37,498,452		37,444,051
Reserves		1,882,979		797,116
Accumulated other comprehensive income		5,432,189		1,102,469
Retained Earnings		27,646,931		17,988,763
		72,497,109		57,368,949
Total Liabilities and Shareholders' Equity	US$	93,973,977	US$	70,880,108

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income
For Years Ended on December 31, 2007 and 2006

	2007	2006	2005

Sales	115,760,070	84,898,316	64,182,544
Include : sales to related parties	1,398,638	5,778,660	4,471,022

Cost of Sales	88,757,611	65,631,004	49,865,235

Gross Profit	27,002,459	19,267,312	14,317,309

Expenses:
Selling and Distribution Expenses	7,461,652	5,101,313	3,919,996
General and Administrative Expenses	6,542,522	3,259,066	4,169,460
Financial Expenses	1,000,931	1,055,237	688,811

Total Expenses	15,005,105	9,415,616	8,778,267

Operating Income	11,997,354	9,851,696	5,539,042

Other Income	731,982	146,530	52,592
Non-Operating Expenses	(141,814)	(250,357)	(92,067)

Income (Loss) Before Provision for Income Taxes	12,587,522	9,747,869	5,499,567

Provision for Income Taxes	636,976	1,252,858	—

Net Income Before Minority Interest
& Other Comprehensive Income	11,950,546	8,495,011	5,499,567

Minority Interest	1,206,515	797,117	549,957

Net Income Attributable to Shareholders	10,744,031	7,697,894	4,949,610

Foreign Currency Translation Adjustment	4,810,800	850,529	374,437

Minority Interest's Share	481,080	85,053	37,444

Comprehensive Income (Loss)	15,073,751	8,463,370	5,286,603

Weighted average common share - Basic	18,277,094	13,753,991	13,302,763

Weighted average common share - Diluted	18,323,315	13,778,535	13,302,763

EPS - Basic	0.59	0.56	0.37

EPS - Diluted	0.59	0.56	0.37